EXHIBIT 99.23(P)(4)
                                 CODE OF ETHICS

                            Adopted Under Rule 17j-1


     Stephens Inc. ("Stephens") is confident that its officers, directors and employees act with integrity and good faith. Stephens recognizes, however, that personal interests may conflict with the interests of the various investment companies advised by an affiliate of Bank of America Corporation (the "Funds"), where certain Stephens personnel ("Access Persons"):

         o know about any of the Funds' present or future portfolio transactions; or

         o have the power to influence portfolio transactions made by or for any of the Funds; and

         o        engage in personal transactions in securities.

     In an effort to prevent any conflicts from arising, and in accordance with Rule 17j1(b)(1) under the Investment Company Act of 1940, Stephens has adopted this Code of Ethics to prohibit transactions that create, may create, or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures.

I.       About this Code of Ethics.

         Stephens adopts as a Code of Ethics the principles contained in the Code of Ethics of the Nations Funds Family, which is attached hereto as Exhibit A (the "Nations Funds Code").

II.      Who is covered by the Code of Ethics?

         All Stephens officers and directors who, in the ordinary course of business, make, participate in or obtain information (other than publicly disclosed information) regarding the purchase or sale of a security by any of the Funds, or make recommendations to any of the Funds regarding such purchases or sales.

III.     Statement of General Principles.

         In recognition of the trust and confidence placed in Stephens by the Funds and their shareholders, and because Stephens believes that its operations should benefit the Funds' shareholders, Stephens has adopted the following general principles to guide its Access Persons:

         (1) The interests of the Funds' shareholders are paramount. You must place shareholder interests before your own.

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         (2)      You must accomplish all personal securities transactions in a manner that avoids even the appearance of a conflict of your personal interests with those of the Funds and their shareholders.

         (3) You must avoid actions or activities that allow (or appear to allow) you or your family to profit or benefit from your positions with the Funds, or that bring into question your independence or judgment.

IV.      Required Course of Conduct.

         Stephens has determined that all Access Persons under this Code of Ethics are also subject to the Nations Funds Code. Accordingly, as an Access Person, you must comply with the Nations Funds Code and with its reporting requirements.

V.       Review and Enforcement of the Nations Funds Code.

         (1)      The Review Officer's Duties and Responsibilities.

                  A Review Officer will be appointed by Stephens to perform the following duties:

                  (A) The Review Officer will receive copies of the reports that the Access Persons file with the Funds, and will confer at least quarterly with the Funds' Review Officer to determine compliance by the Access Persons with the Nations Funds Code.

                  (B) If the Review Officer determines that a Nations Funds Code violation may have occurred, the Review Officer must submit the determination and any explanatory material provided by the person to the Stephens Ethics Committee. The Stephens Ethics Committee will independently determine whether the person violated the Nations Funds Code.

(2)      Sanctions.

                  If the Stephens Ethics Committee finds that the person violated the Nations Funds Code, the Stephens Ethics Committee will impose upon the person sanctions that it deems appropriate.

VI.      Recordkeeping.

         Stephens will maintain records as set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.

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         (1)      A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

         (2) A list of all persons who are, or within the past five years have been, required to submit reports under this Code of Ethics will be maintained in an easily accessible place;

         (3) A copy of each report made by an Access Person under this Code of Ethics will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

         (4) A record of any Nations Funds Code violation and of any sanctions imposed will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred.

VII.     Miscellaneous.

         Periodic Review and Reporting. The Review Officer of Stephens will report to the Board of Directors of each of the Funds at least annually as to the operation of this Code of Ethics and will address in any such report the need (if any) for further changes or modifications to this Code of Ethics.



Adopted this _____ day of February, 2000.